AGREEMENT

      This is an agreement (the "Agreement") made between Charleston Holdings, LLC, a Delaware limited liability company, with offices in Charleston, South Carolina ("Charleston"), and The Knockout Group, Inc., a Delaware corporation with offices in Chicago, Illinois ("Knockout") on July 22, 2004 ("Effective Date").

                                    PREAMBLE

      Charleston is the owner of certain "trade secrets," as that term is defined in ss.39-8-20 of the South Carolina Trade Secrets Act, which trade secrets pertain to certain information, formulae, techniques, methodologies, and processes (the "Secret Formulae") utilized in the production of various household and commercial cleaning products (collectively, the "Products").

      The parties wish Knockout to market, sell, advertise and distribute the Products," and to have the protections afforded by (he patent and trademark laws of the United States with respect to the Products, The parties wish Charleston to be the exclusive forraulator, and to have the right, at the direction and approval of Knockout, to contract with an approved manufacturer of the Secret Formulae for the Products, and otherwise to have all of the protections afforded to an exclusive licensee of such rights.

      Accordingly, the parties wish to enter into this Agreement in order to provide for the transfer and assignment of the Secret Formulae by Charleston to Knockout, and for the grant of exclusive manufacturing rights of the Products by Knockout to Charleston. In consideration of the foregoing, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, it is mutually agreed by and between Charleston and Knockout as follows:

                                    AGREEMENT

      1. Sale of Secret Formulae.

Charleston hereby sells, assigns, transfers and conveys ownership to knockout the Secret Formulae as described with more particularity in Exhibit "A" annexed hereto and made a part hereof by reference. Such assignment shall include all right, title and interest in the Secret Formulae, any derivatives and improvements thereof, including, without limitation, the right to apply for and obtain such patents, trademarks, trade names, and other identifying marks as Knockout may choose to pursue. Charleston agrees to execute any documents necessary or reasonably requested by Knockout to effect evidence of the assignment. Anything contained hereinabove to the contrary notwithstanding, Charleston makes no warranties or representations concerning the patentability of the Secret Formulae, nor ils eligibility for trademark, trade name, or any other form of registration.


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

      2. Exclusive Manufacturing Rights.

      A. Knockout hereby grants to Charleston the worldwide, exclusive right to formulate and/or contract with an approved manufacturer to formulate the Secret Formulae and any derivatives and improvements thereof, i.e. the ingredients and specific method of combining to form a concentrate (the "Ingredients"). Such Ingredients shall include all Ingredients which are to be incorporated into cleaning products as sold and distributed by Knockout. In addition to formulating and/or manufacturing the Ingredients for the Products pursuant to the Secret Formulae, Charleston shall be responsible for tilling containers with the Ingredients (fifty-five gallon drums, 1,000 liter tanks, etc.), and shipping the Ingredients to packagers/bottlers designated by Knockout.



      B. Should Charleston identify an application for the Ingredients in a market that o Knockout is not interested in pursuing, then Charleston shall have the right to market" and sell the Ingredients in the approved market with the express written approval, not withheld unreasonably, by Knockout and paying a royalty to Knockout of twenty cents (0.20) for each gallon of ready to use Product containing the Ingredients. Charleston may not use the names or any trademarks associated with Knockout's Products in the sales and marketing of Ingredients in the approved market.

      In such an event as set forth in this paragraph 2(B), that Knockout approves in writing for Charleston to formulate and/or manufacture Ingredients for use in cleaning products other than those which arc marketed, sold, advertised or distributed by Knockout ("Offproduct Ingredients"), then and in such event, Charleston shall pay to Knockout a royalty of Twenty Cents ($0.20) for each ready to use retail gallon containing the Offproduct Ingredients so formulated/manufactured by Charleston. Such payment shall be made by Charleston to Knockout within ten (10) days following receipt by Charleston of payment to it by the purchaser of such Offproduct Ingredients. Charleston shall keep accurate books and records of account with respect to such Offproduct Ingredient's, and shall furnish to Knockout complete and accurate statements of account for all Offproduct Ingredients sold by Charleston within fifteen (15) days following the end of each calendar quarter. If an audit or inspection of Charleston's books and records indicate that sales reported or royalties paid for any quarter shall have been under reported or underpaid by more than ten (10) percent, Charleston shall be in material breach of this Agreement, and in addition to other remedies available to Knockout, Charleston shall immediately reimburse Knockout's costs of the audit or inspection. Any overpayments to Knockout shall be recouped solely from future royalties payable to Knockout, and no reimbursement shall be required in connection therewith.


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

3. Approved Manufacturer.

      A. Charleston and Knockout presently designate Cessco, Inc. as an initial contract manufacturer of the Ingredients ("Approved Manufacturer"). Charleston shall establish and maintain as well as supply Knockout with standard operating procedures to be approved in advance by Knockout relating to the manufacturing of the Ingredients and blending process that will be used by Cessco and any subsequent Approved Manufacturers of the Ingredients and bottlers. If Charleston fails to provide the Ingredients according to Knockout's business needs, Knockout and Charleston will cooperate fully and promptly in good faith to select other Approved Manufacturers for the Ingredients.

      B. If Charleston elects not to manufacture or fails to deliver the prcordered concentrate in the required specifications within 60 days of the receipt of a purchase" order and/or requirements of a purchase order, Charleston agrees that Knockout shall have the option, to have a third party Approved Manufacturer to buy bulk Ingredients to mix, bottle and package the Products. Should Knockout select this option due to its business needs, the following alternative royalty structure shall be in effect: Knockout will pay to Charleston SO.20 per gallon of ready to use Product produced, 60 days from production completion paid by the first of each month.

      C. Quality Assurance. Charleston shall be responsible for maintaining a quality control program for the formulation and manufacture of the Ingredients consistent with industry standards and Knockouts manufacturing specifications and requirements, and Knockout's packager/bottler shall be responsible for mixing, labeling and packaging the Ingredients; however, Knockout shall retain the right to reasonably set or modify the quality standards and to have a third party work with Charleston and/or Approved Manufacturer(s) to assure overall quality of Ingredients and/or Products.

4. Payment.

      A. All purchase orders for Ingredients shall be submitted directly to Charleston for an Approved Manufacturer being managed by Charleston. Knockout shall pay to Charleston the sum of Twenty-four Dollars ($24.00) for each gallon of Ingredients supplied by Charleston (or its Approved Manufacturer) to Knockout (or to Knockout's packagers/bottlers). The price of Ingredients shall not increase during the term of this Agreement. Charleston has agreed to defer the payment of a portion of the purchase price for one (I) year, and a portion of the purchase price for one hundred eighty (180) days. Knockout has agreed to pay a portion of the purchase price at the time it places an order for Ingredients. The calculation and timing of the amounts payable shall be as follows: The portion of the purchase price that shall be deferred for one (1) year shall be the equivalent of twenty percent (20%) of the gross purchase price of the Ingredients that are being ordered. Based upon a price of


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

      Twenty-four Dollars ($24.00) per gallon, the sum of Four and 80/100 Dollars ($4.80) shall be deferred for one (1) year from the date of the receipt of a purchase order by Charleston. That portion of the purchase price that shall be paid by Knockout to Charleston upon the submission of an order for Ingredients shall be seventy percent (70%) of the gross purchase price less the amount deferred for one (1) year. Based upon a purchase price of Twenty-four Dollars ($24.00) per gallon, that equates to Thirteen and 44/100 Dollars ($13.44) ($24.00 - $4.80 = $19.20 X 0.70 =
      $13.44). The balance of the purchase price, or Five and 76/100 Dollars ($5.76), shall be paid by Knockout within one hundred eighty (ISO) days of the receipt by Charleston of a purchase order. All payments required hereunder shall be in good collected funds. Charleston shall refund amounts paid for any delivered Ingredients that do not meet the quality standard as required by Knockout.

      B. Charleston and Knockout shall endeavor to improve the Secret Formulae and reduce the costs associated with the manufacturing of such Ingredients, while maintaining the quality control standard set by Knockout, while such cost savings shall be mutually shared between the parties. ' '

5. Term and Termination;

      The term of this Agreement shall commence as of the date hereof, and shall continue until terminated in accordance with the provisions set forth hereinafter. It is the intention of the parties that the Agreement shall remain in full force and effect so long as neither of them is in breach and so long as Knockout continues to include the Ingredients in its cleaning products.

      (a)   Termination by Knockout.

            Knockout may terminate this Agreement for the following reasons:

                  (i) If Charleston defaults in its obligations to procure and maintain insurance as required herein;

                  (ii) If Charleston shall become insolvent (as determined by judicial adjudication), shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it, and such termination shall be "effective immediately upon Knockout giving written notice io Charleston;

                  (iii) If Charleston shall be convicted of a felony related to the manufacture, use, or sale of Ingredients or Products; or

                  (iv) If Charleston defaults in the performance of any of its other obligations under this Agreement and the default has not been cured within sixty (60) days of receivin; written notice from Knockout of such default.


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

      (b)   Termination by Charleston.

            Charleston may terminate this Agreement for the following reasons:

                  (i) If Knockout defaults in its obligations to procure and maintain insurance as required herein;

                  (ii) If Knockout shall become insolvent (as determined by judicial adjudication), shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for. or against it, and such termination shall be effective immediately upon Charleston giving written notice to Knockout;

                  (iii) If Knockout shall be convicted of a felony related to the manufacture, use, or sale of Ingredients or Products; (iv) If Knockout shall cease manufacturing, marketing, selling, or distributing Products;

                  (v) If Knockout defaults in the performance of any of its other obligations under this Agreement and the default has not been cured within sixty (60) days of receiving written notice from Charleston of such default.


Charleston's Covenants, Warranties, and Indemnifications.
      (a) Charleston covenants with Knockout as follows:


      Charleston shall provide Ingredients and all specifications for and review all tests for each lot of Ingredients purchased by Knockout and formulated/manufactured by an Approved Manufacturer, and Charleston shall guarantee the quality of all products provided to Knockout.

      (b) Charleston shall comply with all applicable laws and regulations in connection with its formulation, manufacturing, or packaging of the Ingredients, and Charleston shall be solely responsible for any violation of such laws and regulations by Charleston, or its affiliates or agents. Charleston shall defend and hold Knockout harmless in the event of any legal action of any nature occasioned by the violation by Charleston of such laws or regulations.

      (c) Charleston warrants and represents to Knockout the following, which shall remain true and correct for the duration of this Agreement:


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

                  (i) Charleston is a duly organized corporation, validly existing and in good standing under the laws of Delaware, and has taken all corporate action necessary to enter into and perform this Agreement;

                  (ii) The Secret Formulae are original, Charleston is the sole owner thereof, Charleston has sole right and full power to enter into this Agreement, and Charleston will not enter into any contract, agreement, or understanding with respect thereto that conflicts with the rights granted to Knockout hereunder; and

                  (iii) The Secret Formulae do not infringe upon any proprietary right at common law, or any statutory rights such as copyright or patent rights, or any other right of any third party in contravention of law;

                  (jvj Charleston has fully and completely disclosed the Secret Formulae including all ingredients, methods of combining and manufacturing the same, and has fully and completely disclosed the best known formulation of Ingredients (o Knockout. 'to(1)

            (d) Charleston represents, warrants and covenants that should any of the aforementioned representations or warranties be breached by Charleston, it agrees to take such actions necessary to cause Knockout to have the continued, uninterrupted right to sell, market and advertise the Products using the Secret Formulae in accordance with the terms of this Agreement and for the duration hereof provided that this Agreement is not othc! wise terminated due to the breach thereof by Knockout.

            (e) During such lime as this Agreement shall be in effect, Charleston shall, at its sole cost and expense, procure and maintain commercial general liability insurance in an amount of not less than One Million Dollars ($1,000,000) naming Knockout as an additional insured. Such commercial general liability insurance shall provide (A) product liability coverage and (B) broad form contractual liability coverage for Knockout's indemnification under this Agreement. The minimum amounts of insurance coverage required shall not be construed to create a limit of Charleston's liability with respect to its indemnification under this Agreement. Charleston shall furnish Knockout with written evidence of such insurance upon request of Knockout. Charleston shall provide Knockout with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if Charleston does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, Knockout shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods. Charleston shall maintain such commercial general liability insurance, on an occurrence basis, beyond the expiration or termination of this Agreement


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

      during the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by Knockout, or any of its affiliates or agents.

            (f) Charleston shall indemnify, defend, and hold Knockout harmless against any damage or judgment, including court costs and attorney's fees, which may be sustained by or recovered against Knockout arising from Charleston's breach or violation of the terms of this Agreement or the warranties applicable to Charleston contained herein or any claim inconsistent with any with any warranty or representation of Charleston contained herein. Charleston shall also reimburse Knockout for all expenses including court costs, attorney's fees, and amounts paid in settlement (to which settlement Charleston has consented) sustained by Knockout in resisting any claim, demand, suit, action, or proceeding asserted or instituted against Knockout based upon any breach or violation of the warranties of Charleston contained herein or any claim inconsistent with any warranty or ' representation of Charleston contained herein. Knockout shall advise Charleston of any such claim, demand, or action promptly after Knockout has been advised thereof, and Charleston shall have the right (to the extent Knockout has such right) to assist and participate, at Charleston's expense, in any defense thereof through counsel of Charleston's choosing.

7, Knockout's Covenants, Warranties, jind Indemnifications, (a)

            Knockout covenants with Charleston as follows:

                  (i) Knockout shall use diligent efforts to effect introduction of the Products into the marketplace as soon as practicable, consistent with sound and reasonable business practice and judgment; thereafter, until the termination of this Agreement, Knockout shall endeavor to keep the Products reasonably and publicly available to the end users thereof.

                  (ii) During such time as this Agreement shall be in effect, Knockout shall, at its sole cost and expense, procure and maintain commercial general liability insurance in an amount not less than One Million Dollars ($1,000,000) and naming Charleston as an additional insured. Such commercial general liability insurance shall provide (A) product liability coverage and (B) broad form contractual liability coverage for Charleston's indemnification under this Agreement. The minimum amounts of insurance coverage required shall not be construed to create a limit of Knockout's liability with respect to its indemnification


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

                        under this Agreement. Knockout shall furnish Charleston with written evidence of such insurance upon request of Charleston. Knockout shall provide Charleston with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if Knockout does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, Charleston shall have the right to terminate this Agreement effective at the end of such t 24 24 fifteen (15) day period without notice or any additional waiting periods. Knockout shall maintain such commercial general liability insurance, on an occurrence basis, beyond the expiration or termination of this Agreement during the period that any product, process, or service, relating to. or developed pursuant to, this Agreement is being commercially distributed or sold by Knockout, or any of its affiliates or agents. o '

                  (lii) Knockout shall comply with all applicable laws and
                        regulations in connection with its packaging, distribution, marketing, advertising, or sale of the Products and Knockout shall be solely responsible for any violation of such laws and regulations by Knockout, or its affiliates or agents, except to the extent of not properly labeling Products due to Charleston's failure to provide the necessary labeling information to Knockout required under Section 3. Knockout shall defend and hold Charleston harmless in the event of any legal action of any nature occasioned by Ihe violation by Knockout of such laws or regulations.

(b) Knockout represents and warrants to Charleston the following, which shall remain true and correct for the duration of this Agreement:

                  (i) Knockout is a duly organized corporation, validly existing and in good standing under the laws of Delaware, and has taken ail corporate action necessary to enter into and perform this Agreement;

                  (ii) Knockout shall be the sole owner of the Secret Formulae, has full power to enter into this Agreement, and has not entered, and will not enter, into or become subject to any contract, agreement or understanding with respect thereto which would conflict with the rights granted to Charleston hereunder and


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

            (c) Knockout shall indemnify and hold Charleston harmless against any damage or judgment, including court costs and attorney's fees, which may be sustained by or recovered against Charleston arising from Knockout's breach or violation of the terms of this Agreement or the covenants or warranties applicable to Knockout contained herein or any claim inconsistent with any warranty or representation of Knockout contained herein. Knockout shall also reimburse Charleston for all expenses including court costs, attorney's fees, and amounts paid in settlement (to which settlement Knockout has consented) sustained by Charleston in resisting any claim, demand, suit, action, or proceeding asserted or instituted against Charleston based upon any breach or violation of the warranties of Knockout contained herein or any claim inconsistent with any warranty or representation of Knockout contained herein. Charleston shall advise Knockout of any such claim, demand, or action promptly after Charleston has been advised thereof, and Knockout shall have the right (to the extent Charleston has such right) to assist and participate, at Knockout's expense, in any defense thereof through counsel of Knockout's choosing.

8.   MISCELLANEOUS.

8.1. Successors; Assignment. This Agreement shall be binding upon and inure io the benefit of the parties and iheir respective heirs, executors, administrators, legal representatives, successors, and assigns. Charleston may not assign this Agreement without prior written consent of Knockout.

8.2 Notices. Notices given by either party must be in writing and shall be mailed by certified or registered first class mail, return receipt requested, overnight delivery service, or personally delivered to the addresses set forth below, as amended in writing from time to time. All notices shall be effective the earlier of three days from the date of mailing or upon receipt.

8.3. Integration. This Agreement superccdes any other agreements and represents the entire agreement and understanding between-Knockout and Charleston. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by a duly authorized representative of the party against which enforcement of such waiver, alteration, or modification is sought.

8.4. Governing Law. For purposes of any and all disputes with respect to this Agreement, the parties consent to jurisdiction and venue in the state and federal courts located in the Stale of Delaware.


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

8.5. Binding Authority. The individuals executing this Agreement further warrant that they have the full power and authority to bind their respective entities to the terms hereof and have been duly authorized to do so in accordance with such entities' corporate or other organizational documents and procedures.

8.6. Captions, Sections. Captions contained herein are inserted only as a matter of convenience and in no way define, limit, or extend the scope or intent of any provision hereof. Use of the term "Section" shall include the entire subject Section and all its subsections where the context requires. 8.7. Waiver. Failure or delay on the part of either party to exercise any right, power or privilege hereunder shall not operate as a waiver thereof. A waiver of one obligation hereunder shall not operate as a waiver of any other obligation.

8.8 Scverabilily. If any provision of this Agreement is held to be ineffective, unenforceable or illegal for any reason, such decision shall not affect the validity or enforceability of any or ail of the remaining portions thereof.

Understood and agreed to by the duly authorized representatives of the parties as evidenced by their respective signatures below. The parties have executed this Agreement as of the dale first written above.





Charleston Holdings, LLC

By: /s/ Karl A. Heise Jr.
Title: Its President


The Knockout Group, Inc.

By: /s/ John Bellamy
Title: CEO

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